                                                                      Exhibit A

                          NATIONAL FUEL RESOURCES, INC.
                                INCOME STATEMENT

                                          Three                Twelve
                                      Months Ended          Months Ended
                                      June 30, 2003         June 30, 2003

                                         Actual                Actual

Operating Revenues                     $93,965,532          $286,410,256

Operating Expenses:

Purchased Gas                           93,765,489           272,062,315
Purchased Electric                             334                  (167)
Operation                                  672,110             2,685,781
Depreciation, Depletion
   & Amortization                           31,132               124,995
Franchise & Other Taxes                   (156,165)               11,121
                                        94,312,900           274,884,045

Operating Income                          (347,368)           11,526,211

Interest Income                            249,085             1,023,327
Interest Expense                             9,488                19,935

Net Income Before Taxes                   (107,771)           12,529,603

Income Taxes:

Federal                                   (204,126)            4,167,562
State                                      (46,511)              771,049
Deferred                                   209,832              (242,090)
                                           (40,805)            4,696,521

Net Income                             $   (66,966)         $  7,833,082
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